Exhibit 4.2

northern technologies international corporation

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

Northern Technologies International Corporation, a Delaware corporation (referred to as NTIC, we, us and our), has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.02 per share (common stock).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (Charter), and our Amended and Restated Bylaws (Bylaws), which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended August 31, 2020 and are incorporated by reference herein. We encourage you to read our Charter, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (DGCL) for additional information.

Authorized Shares

Our Charter authorizes the issuance of up to 15,010,000 shares of capital stock, consisting of:

•	15,000,000 shares of common stock; and

•	10,000 shares of preferred stock, no par value per share (preferred stock).

As of August 31, 2020, we had 9,099,990 shares of common stock outstanding and no preferred stock outstanding.

We may amend from time to time our Charter to increase the number of authorized shares of common stock or preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting Rights

Each holder of our common stock is entitled to one vote per share registered in the holder’s name on our books on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. Our Bylaws provide that, in all matters, other than the election of directors and except as otherwise required by law, the Charter, or the Bylaws, the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock are entitled to receive ratably the dividends, if any, at such times and in such amounts as may be declared by the Board. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Charter. Before payment of any dividend, there may be set aside out of any funds of NTIC available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of NTIC, or for such other purpose as the directors think is in the best interest of NTIC, and the directors may modify or abolish any such reserve in the manner in which it was created.

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Liquidation Rights

If there is a liquidation, dissolution or winding up of NTIC, subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock are entitled to share ratably in all the assets that remain after we pay our liabilities.

Other Rights and Preferences

Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our Charter and Bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. All currently outstanding shares of our common stock are fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Financial Services.

Exchange Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “NTIC.”

Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws and the DGCL

Our Charter and Bylaws and the DGCL contain provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of NTIC.

Anti-Takeover Provisions in our Charter and Bylaws

Our Charter and Bylaws contain the following anti-takeover provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of NTIC:

•	We have shares of common stock and preferred stock available for future issuance without stockholder approval. The existence of unissued and unreserved common stock and preferred stock may enable the Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

•	The Board of Directors may adopt, amend or repeal our Bylaws, subject to the reserved power of the stockholders to adopt, amend or repeal our Bylaws.

•	Special meetings of our stockholders may be called only by our Chairman of the Board, Chief Executive Officer or President at the request in writing of stockholders owning a majority in the amount of the entire capital stock of NTIC issued and outstanding and entitled to vote.

•	Stockholders must follow advance notice procedures to submit proposals for business to be brought before an annual meeting of stockholders. Additionally, stockholders must follow advance notice procedures to propose nominees for election to our Board of Directors at an annual meeting of stockholders.

•	Subject to the rights, if any, of the holders of any series of preferred stock then outstanding, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office though less than a quorum, and each director so chosen shall hold office until the next annual election or until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

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Delaware Business Combination Statute

We are a Delaware corporation and are subject to Section 203 of the DGCL, known as the Delaware Business Combination Statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time at which the stockholder became an interested stockholder, unless:

•	Prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

•	At or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, for purposes of the Delaware Business Combination Statute, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who owns, individually or through other persons, 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately before the date of determination.

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